Exhibit 5.1

The Bank of Nova Scotia 44 King St. West Scotia Plaza, 8th Floor Toronto, Ontario, Canada M5H 1H1		Allen & Overy LLP
1221 Avenue of the Americas
New York NY 10020
		Tel	212 610 6300
		Fax	212 610 6399

Our ref	0010146-0000205 NY:20458200.2

November 10, 2014

The Bank of Nova Scotia Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel for The Bank of Nova Scotia, a bank organized under the laws of Canada (the Bank), in connection with the registration of U.S.$11,789,336,191.28 aggregate amount of securities, which may include debt securities that are senior obligations (the Senior Debt Securities) or subordinated obligations (the Subordinated Debt Securities and, together with the Senior Debt Securities, the Debt Securities), common shares and preferred shares (together with the Debt Securities and the common shares, the Securities), pursuant to a registration statement on Form F-3 (the Registration Statement), under the Securities Act of 1933, as amended (the Securities Act). The Debt Securities will have an indeterminate aggregate offering price and will be offered from time to time on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued pursuant to an indenture dated as of January 22, 2010 (the Senior Debt Securities Indenture) among the Bank, Computershare Trust Company, N.A., as U.S. trustee (the U.S. Trustee), and Computershare Trust Company of Canada, as Canadian trustee (the Canadian Trustee and, together with the U.S. Trustee, the Trustees). The Subordinated Debt Securities are to be issued pursuant to an indenture (the Subordinated Debt Securities Indenture and, together with the Senior Debt Securities Indenture, the Indentures), among the Bank and the Trustees. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

The Debt Securities will be issued either independently or together with other Securities.

A.	SCOPE OF REVIEW AND RELIANCE

In that connection, we have examined the Registration Statement, the Indentures incorporated by reference into the Registration Statement as Exhibits 4.1 and 4.2 and such additional documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C. and Yangon.

B.	ASSUMPTIONS

In giving this opinion, we have assumed the following (without independent verification):

1.	the legal capacity of all natural persons, the authority of all persons signing each of the documents on behalf of the parties to such documents and the genuineness of all signatures;

2.	the authenticity and completeness of all documents submitted to us as originals;

3.	the conformity to original documents and the completeness of all documents submitted to us as certified or conformed copies or photocopies and the authenticity of the originals of such documents;

4.	the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

5.	the due authorization, execution and delivery of each Indenture by the Bank and the Trustees;

6.	each of the Trustees is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indentures;

7.	each of the Trustees is in compliance, with respect to acting as a trustee under the Indentures, with all applicable laws and regulations; and

8.	each of the Trustees has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

C.	OPINION

When the terms of the Debt Securities to be issued under the applicable Indenture have been duly authorized and established in accordance with the applicable Indenture and such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the applicable Indenture and the applicable underwriting or other distribution agreement against payment therefor, such Debt Securities will be valid and binding obligations of the Bank enforceable in accordance with their terms.

In rendering the opinion expressed above, we have further assumed that, at the time of the delivery of such Debt Securities: (i) the effectiveness of the Registration Statement under the Securities Act shall not have been terminated or rescinded; (ii) the terms of the applicable Indenture under which the Debt Securities are to be issued will have been duly authorized and established by the Bank, and the applicable Indenture will have been duly executed and delivered by the parties thereto; (iii) the terms of Debt Securities to be issued will have been duly established in conformity with the applicable Indenture, will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank; (iv) the Bank will have authorized the offering and issuance of the Debt Securities and will have authorized, approved and established the final terms and conditions thereof and of any supplemental indenture or other agreement and will have taken any other appropriate additional corporate action; and (v) certificates representing the Debt Securities will have been duly executed and delivered and, to the extent required by the applicable Indenture, duly authenticated and countersigned and will have been issued and sold as contemplated in the Registration Statement.

We are expressing no opinion as to any obligations that parties other than the Bank may have under or in respect of the Debt Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

D.	LIMITATIONS AND QUALIFICATIONS

1.	We do not express any opinion herein concerning any law other than the Federal law of the United States of America and the law of the State of New York as in effect as of the date hereof. In particular, we do not purport to pass on any matter governed by the laws of Canada.

2.	Our opinion is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. We give no opinion as to the availability of equitable remedies.

3.	Our opinion above does not address any application of the Commodity Exchange Act, as amended, and any rules, regulations or interpretations of the Commodity Futures Trading Commission to the Debt Securities.

We note that, as of the date of this opinion, a judgment for money in an action based on securities denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of securities denominated in a foreign currency, a state court in the State of New York rendering a judgment on such securities would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

If a pricing supplement relating to the offer and sale of any Debt Security is prepared and filed by the Bank with the U.S. Securities and Exchange Commission (the Commission) on a future date and the pricing supplement contains a reference to this firm and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

“In the opinion of Allen & Overy LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated November 10, 2014, which has been filed as Exhibit 5.1 to the Bank’s Form F-3 dated November 10, 2014. [This opinion is also subject to the discussion, as stated in the legal opinion dated November 10, 2014, of the enforcement of securities denominated in a foreign currency or currency unit.]”

We hereby consent to the use of our name in the Registration Statement and any amendments (including post-effective amendments) thereto and to the incorporation by reference of this opinion and consent in any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing of this opinion with the Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Allen & Overy LLP

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